Rider

Fixed Accumulation Account

The purpose of this rider is to add a Fixed Accumulation Account to your Contract. This rider is part of your Contract. It is subject to the Contract terms. If the terms of this rider and the Contract differ, this rider controls. Unless otherwise defined below, terms used in this rider have the same meaning as in your Contract.

Effective Date

If this rider is issued at the same time as your Contract, this rider is effective on the Contract Date shown on the Contract Specifications. If this rider is issued after your Contract, this rider is effective on the date upon which this rider was added.

Fixed Accumulation Account

The Fixed Accumulation Account is an interest-bearing account established within our General Account to which all or part of a Net Purchase Payment or your Contract Value may be allocated. The General Account consists of all our general assets, other than those allocated to a separate account and other segregated asset accounts. Prior to the Annuity Payout Date, the Fixed Accumulation Account value will be:

(1)	The Net Purchase Payments allocated to the Fixed Accumulation Account; plus

(2)	Any amounts, net of fees, transferred from Ohio National Variable Account A (VAA) to the Fixed Accumulation Account; plus

(3)	Any amounts, net of fees, transferred from the Dollar Cost Averaging (DCA) Account to the Fixed Accumulation Account, but only pursuant to the Withdrawals provision in the Dollar Cost Averaging Account Rider (if an available option with your Contract); plus

(4)	Accumulated interest; less

(5)	Any amounts withdrawn from the Fixed Accumulation Account (along with any applicable Surrender Charges) to pay benefits, Contract Administration Charges (see the Contract Administration Charge provision below), and any applicable charges for contract riders; less

(6)	Any amounts, plus any associated fees, transferred from the Fixed Accumulation Account to VAA; less

(7)	Any amounts applied to effect an Annuity Option under the Annuity Payment Provisions section of your Contract.

Allocation of Purchase Payments

You may allocate all or any portion of a Net Purchase Payment to the Fixed Accumulation Account in accordance with the allocation percentages specified by you or as later set by you. In our sole discretion and with prior notice to you, we may close the Fixed Accumulation Account to subsequent purchase payments.

Interest Crediting

We will declare annual effective interest rates to be applied to Net Purchase Payments and transfers to the Fixed Accumulation Account. No annual effective interest rate declared by us will be less than the Minimum Guaranteed Interest Rate shown on the Contract Specifications. Once established for a Net Purchase Payment or transfer, an interest rate shall remain in effect for the Interest Rate Guarantee Period shown on the Contract Specifications that shall not be less than one year. After a guarantee period expires we will declare an interest rate for a subsequent guarantee period.

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Transfers from VAA to the Fixed Accumulation Account

By Notice to us, you may transfer Contract Value from VAA to the Fixed Accumulation Account at any time. Transfers from VAA to the Fixed Accumulation Account shall be made as of the date on which the Notice becomes effective.

In all other respects, the rules and charges applicable to transfers between VAA will apply to transfers involving the Fixed Accumulation Account. See the Transfers Among Subaccounts provision in your Contract.

Transfers from the Fixed Accumulation Account to VAA

By Notice to us, you may transfer Contract Value from the Fixed Accumulation Account to VAA, subject to the following restrictions:

(1)	For each allocation to the Fixed Accumulation Account, transfers to VAA may be made only during the 30-day period following the end of that allocation’s interest rate guarantee period. We may limit the amount that you can transfer during that time to no more than 20 percent of the Contract Value in the Fixed Accumulation Account attributable to that allocation; and

(2)	We may preclude transfers from VAA to the Fixed Accumulation Account during the six-month period following the transfer of any amount from the Fixed Accumulation Account to VAA.

In all other respects, the rules and charges applicable to transfers between VAA will apply to transfers involving the Fixed Accumulation Account. See the Transfers Among Subaccounts provision in your Contract.

Surrender

By Notice to us, you may surrender your Contract and receive its surrender value as set forth in the Surrender provision of your Contract. We reserve the right to defer payment of any surrender proceeds from the Fixed Accumulation Account for up to six months from the date we receive the surrender request in good order provided we have received written approval from the chief insurance regulator of our state of domicile prior to exercising this right. We reserve the right to establish reasonable requirements for what constitutes good order for purposes of a surrender request. We may take a Surrender Charge if your Contract is surrendered. See the Surrender Charge and Deferred Premium Tax provisions of your Contract.

Withdrawals

Subject to the terms of the Withdrawal provision in your Contract and by Notice to us, you may make a withdrawal and instruct us as to the amount to be deducted from each variable Subaccount and/or the Fixed Accumulation Account. If you do not provide instructions, the withdrawal will be deducted from each variable Subaccount and the Fixed Accumulation Account in the same proportion that each account’s value bears to the total Contract Value as of the date on which the Notice becomes effective.

Withdrawals from the Fixed Accumulation Account will be taken on a “first-in-first-out” basis. That is, withdrawals will be taken first from any remaining portion of the total Contract Value resulting from the earliest purchase payment. Once the value resulting from any purchase payments has been reduced to zero, remaining amounts withdrawn shall reduce the value resulting from the earliest of the remaining purchase payments. This process shall continue until the withdrawal is completed. We may take a Surrender Charge if you make a withdrawal. See the Surrender Charge provision of your Contract.

Contract Administration Charge

Annual Contract Administration Charges, if applicable (see the Contract Administration Charge provision in your Contract), will be deducted from VAA and/or the Fixed Accumulation Account in proportion to the total Contract Value in those accounts, respectively. The amount of the charge deducted from the Fixed Accumulation Account will be made on a first-in-first-out basis.

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Charge for Rider

There is no additional charge for this rider.

Contract Value

The Contract Value for any Valuation Period equals the sum of the Fixed Accumulation Account and the DCA Account values, where applicable, as of the end of the Valuation Period and the Variable Accumulation Account value for the Valuation Period.

Reports

If any Contract Value is held in the Fixed Accumulation Account, we will show such Contract Value in any report on your Contract.

Settlement

Any Contract Value allocated to the Fixed Accumulation Account will be used to provide a fixed annuity, and any Contract Value allocated to VAA will be used to provide a variable annuity, unless otherwise specified by Notice to us. Contract Value allocated to the Fixed Accumulation Account will be determined as of the Annuity Payout Date. The Fixed Accumulation Account values, surrender value, death benefit and annuity benefit available under this Contract will not be less than the minimum benefits required by Section 7B of the National Association of Insurance Commissioners Model Variable Annuity Regulation, model #250.

In all other respects, the terms and provisions within the Annuity Payment Provisions section of your Contract will apply.

Addition of Rider

As long as we continue to offer this rider, this rider may be added after the Contract Date.

Termination of Rider

This rider will terminate: (1) upon the commencement of any Annuity Option, or (2) on the day your Contract is terminated in accordance with its terms.

THE OHIO NATIONAL LIFE INSURANCE COMPANY

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